EXHIBIT 99.1

NEWS RELEASE
Cleveland-Cliffs Appoints Ann Harlan and Janet Miller to Board of Directors
CLEVELAND - January 28, 2019 - Cleveland-Cliffs Inc. (NYSE: CLF) announced today that it has appointed M. Ann Harlan and Janet L. Miller to its Board of Directors, effective immediately.
Ms. Harlan was formerly Vice President, General Counsel and Secretary at The JM Smucker Company, a fortune 500 food manufacturing and marketing company. She currently serves on the Board of Gorman Rupp Company, also a company listed on the New York Stock Exchange, where she has been lead director and chairs the Corporate Governance & Nominating Committee. She also serves on the Audit Committee and was the former chair of the Compensation Committee at Gorman Rupp. Ms. Harlan will join the Audit Committee of Cleveland-Cliffs’ Board.
Ms. Miller is an executive officer with University Hospitals, a nationally ranked health care system headquartered in Cleveland, Ohio, with annual revenues in excess of $4 billion. As Chief Legal Officer, Ms. Miller is a trusted advisor to the University Hospitals parent organization, as well as its many subsidiaries, on governance, internal audit, legal and enterprise risk matters. Ms. Miller recently announced her retirement from University Hospitals, which will be effective in May, 2019. Prior to joining University Hospitals in 2001, Ms. Miller was a partner in the Cleveland office of Jones Day. Ms. Miller will join the Governance and Nominating Committee of the Cleveland-Cliffs’ Board.
Lourenco Goncalves, Chairman of the Board, President and Chief Executive Officer of Cleveland-Cliffs stated, “I am pleased to announce the addition of these two very accomplished and talented professionals to the Cleveland-Cliffs Board. Both Ann and Janet have strong ties to Cleveland, where our company has been headquartered for 172 years. They each bring a unique set of skills and expertise that will serve the Board and Cleveland-Cliffs well in the years to come.”
With the addition of Ms. Harlan and Ms. Miller, the Cleveland-Cliffs’ Board of Directors is now comprised of eleven members, of which ten are independent directors. Also, in order to re-balance the responsibilities among its Board members, the Company announced other changes to the Committee assignments of some of these members. Susan Green has been appointed to the Strategy Committee, Michael Siegal has stepped down from the Audit Committee, Gabriel Stoliar has stepped down from the Governance and Nominating Committee, and Robert Fisher, Jr. has stepped down from the Strategy Committee. Such changes are effective immediately.
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.

Source: Cleveland-Cliffs Inc.

MEDIA CONTACT: Patricia Persico Director, Corporate Communications (216) 694-5316		INVESTOR CONTACT: Paul Finan Director, Investor Relations (216) 694-6544
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